Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4 No. 333-228621, Amendment No. 1) and related Prospectus of Investar Holding Corporation for the registration of 763,849 shares of its common stock and to the incorporation by reference therein of our reports dated March 16, 2018, with respect to the consolidated financial statements of Investar Holding Corporation, and the effectiveness of internal control over financial reporting of Investar Holding Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
New Orleans, Louisiana
December 17, 2018